AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

between

THE FBR FUNDS

and

FBR FUND ADVISERS, INC.

Effective__________________, the following amendment is hereby made to the Administrative Services Agreement dated November 1, 2007 by and between FBR Fund Advisers, Inc. (the “Administrator”) and The FBR Funds which may issue one or more series of shares of beneficial interest (the “Trust”).

1.         Exhibit B of the Agreement shall be amended to

Exhibit B

Annual Fee *
0.040%

*Annual Fee paid monthly and calculated daily on average net assets of the Trust.

__________________________

THE FBR FUNDS, on behalf of the Funds listed on Schedule A, individually and not jointly	FBR FUND ADVISERS, INC.
By:___________________________________	By:____________________________________